John A. Hill

                                            The Putnam Funds
                                            Chairman

                                            One Post Office Square
                                            Boston, Massachusetts 02109
                                            617-760-8244


The Putnam Funds


February 2005

Dear Fellow Shareholder of Putnam Municipal Income Fund:

Recently, you received a mailing relating to the proposed merger of your fund into Putnam Tax-Free High Yield Fund. I am writing you because it has come to our attention that some shareholders may not have received a copy of the Putnam Tax-Free High Yield Fund prospectus that was a part of that mailing. Please find enclosed a copy of the prospectus.

Your vote is important to us, and we appreciate the time and consideration you are giving to this important matter. If you have already voted, there is no need to re-submit your vote. If you have not voted or would like to change your vote, please complete and return the proxy ballot that was included with your prospectus/proxy statement or submit your vote by Internet or automated telephone using the instructions on your ballot. If you would like to request another proxy ballot, please call 1-877-288-6797.

If you have any questions about this mailing or the prospectus/proxy statement, or to receive a free additional copy of the prospectus/proxy statement, which contains important information about fees, expenses, and risk considerations, please contact your financial advisor or call a Putnam customer service representative at 1-800-225-1581. The prospectus/proxy statement is also available without charge on the SEC's Web site, www.sec.gov. Please read the enclosed prospectus and the prospectus/proxy statement that you previously received carefully.

Sincerely,

/s/ John A. Hill


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